Exhibit 4.14

TOYS “R” US PROPERTY COMPANY II, LLC,

TOYS “R” US, INC.

and

THE GUARANTORS PARTY HERETO

8.50% SENIOR SECURED NOTES DUE 2017

INDENTURE

DATED AS OF NOVEMBER 20, 2009

THE BANK OF NEW YORK MELLON

as Trustee

and

Collateral Agent

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	7.6; 13.6
(b)(2)	7.6; 7.7
(c)	7.6; 11.2
(d)	7.6
314(a)	4.3; 11.5
(b)	13.2
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	13.6
(e)	11.5
(f)	N.A.
315(a)	7.1
(b)	1.1, 7.5; 11.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a) (last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	2.13
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1
(b)	N.A.
(c)	11.1

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

EXHIBITS

Exhibit A	FORM OF 8.50% SENIOR SECURED NOTE
Exhibit B	FORM OF NOTATIONAL GUARANTEE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

SCHEDULES

Schedule I	POST-CLOSING DELIVERABLES

This Indenture, dated as of November 20, 2009, is by and among Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC), a Delaware limited liability company (the “Company”), the Guarantors (as defined herein), Toys “R” Us, Inc. (“Parent”) (with respect to Article XII and provisions related thereto only) and The Bank of New York Mellon, as trustee (the “Trustee”), and as Collateral Agent.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Company’s 8.50% Senior Secured Notes due 2017 issued on the date hereof that contain the restrictive legend in Exhibit A (the “Initial Notes”), (ii) Exchange Notes issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement or pursuant to an effective registration statement under the Securities Act without the restrictive legends in Exhibit A (the “Exchange Notes”) and (iii) Additional Notes issued from time to time hereunder as either Initial Notes or Exchange Notes (together with the Initial Notes and any Exchange Notes, the “Notes”).

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“Accreted Value” means, as of any date of determination, the sum of (1) the initial Accreted Value (which is $985.73 per $1,000 in principal amount at maturity of Notes) and (2) the portion of the excess of the principal amount at maturity of each Note over such initial Accreted Value which shall have been amortized up to but not including such date, such amount to be so amortized on a daily basis and compounded semiannually on June 1 and December 1 at the rate of 8.50% per annum from the date of original issuance of the Notes up to but not including the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

“Acquired Debt” means Debt (1) of a Person existing at the time such Person becomes a Subsidiary (in the case of Delaware, a Restricted Subsidiary) or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary (in the case of Delaware, a Restricted Subsidiary) and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Interest” means all additional interest then owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes or the Exchange Notes) issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agent” means any Registrar, Paying Agent (so long as Trustee serves in such capacity) or co-Registrar.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes that such participants have received the letter of transmittal and agree to be bound by the terms of the letter of transmittal and the Company may enforce such agreement against such participants.

“Applicable Premium” means, with respect to a Note, the greater of

(1) 1.0% of the then outstanding principal amount of such Note and

(2) (a) the present value of all remaining required interest and principal payments due on such Note and all premium payments relating to such Note assuming a redemption date of December 1, 2013, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b) the then outstanding principal amount of such Note minus

(c) accrued interest paid on the date of redemption.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Subsidiaries to any Person (other than to the Company or one or more of its Subsidiaries) in any single transaction or series of transactions of:

(i) Equity Interests in another Person;

(ii) any other property or assets;

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by Article V that constitutes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of Equity Interests or other property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(c) sales or other dispositions of cash or Cash Equivalents or obsolete or worn out equipment in the ordinary course of business;

(d) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(e) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(f) leases, assignments or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(g) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Subsidiary;

(h) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice; and

(i) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means (i) with respect to a corporation (including Delaware), the board of directors of such corporation or any duly authorized committee thereof; (ii) with respect to any limited liability company, the managing member(s) thereof and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Subsidiary to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, including, for the avoidance of doubt, the Attributable Debt in respect of Sale and Leaseback Transactions.

“Capital Stock” means (i) in the case of a corporation, capital stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. For the avoidance of doubt, non-economic interests held by “independent members” shall not constitute Capital Stock.

“Captive Insurance Subsidiary” means TRU (Vermont), Inc. and any successor thereto, to the extent such Person constitutes a Subsidiary of Delaware.

“Cash Equivalents” means:

(1) United States dollars;

(2) euros or any national currency of any participating member state of the EMU or such local currencies held by Delaware and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Debt or debt securities issued by Persons (other than Parent, Delaware or any of their respective subsidiaries) with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.

“Change of Control” means:

(1) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more of the Permitted Holders, in a single transaction or in a related series of transaction, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies holding, directly or indirectly, 100% of the Voting Interests of Parent (together with Parent, a “Parent Company”),

(2) a Parent Company ceases to own, directly or indirectly, more than 50% of the Voting Interests in Delaware,

(3) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets (determined on a consolidated basis) to, or merges or consolidates with, a Person other than a Subsidiary of the Company, or

(4) the Company ceases to be a direct or indirect, Wholly Owned Subsidiary of a Parent Company.

For the avoidance of doubt, the transactions contemplated by the Master Lease shall not be subject to the foregoing.

“CMBS Agreement” means the Loan and Security Agreement by and between the Company and German American Capital Corporation, on behalf of the holders of the notes thereunder, as Lender, dated as of July 21, 2005, as amended on November 18, 2005.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, granted or purported to be granted (or required to be granted by the terms of this Indenture) to secure the obligations under this Indenture, the Notes and the Note Guarantees pursuant to the Security Documents; it being understood that Collateral shall not include any Excluded Assets or Excluded Property (as defined in the Mortgage).

“Collateral Agent” means The Bank of New York Mellon, in its capacity as Collateral Agent under the Security Documents together with its successors and assigns in accordance with Section 13.7.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor thereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and capitalized software expenditures, of such Person and its Subsidiaries (in the case of Delaware, its Restricted Subsidiaries) for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Debt at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Debt, and excluding (x) any Additional Interest and any comparable “additional interest” with respect to other securities, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1) any after-tax effect of extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2) the net income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the net income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of Delaware in a net loss of any such Person for such period to the extent Delaware has funded such net loss;

(5) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt shall be excluded;

(7) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar transaction or any other non-cash impairment changes incurred subsequent to the Issue Date (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded; and

(9) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.

Notwithstanding the foregoing, for the purpose of clause (3) of Section 12.1 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Delaware and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by Delaware and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by Delaware and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(c) of the first paragraph of Section 12.1.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.2 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain credit agreement, dated as of July 21, 2005 (as amended and restated as of June 24, 2009) among Delaware, the additional borrowers party thereto, Bank of America, N.A., as Administrative Agents, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, commercial paper facilities or indentures (in each case with the same or new agents, institutional lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring or replacing all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 12.2).

“Credit Facilities” means, with respect to Delaware or any of its Restricted Subsidiaries, the Credit Agreement and one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder thereof (provided that such increase in borrowings is permitted under Section 12.2) and whether by the same or any other agent, lender or group of lenders.

“Cumulative Free Cash Flow” means, for any period means the sum, without duplication, of:

(1) the consolidated net income of the Company and its Subsidiaries, in accordance with GAAP; provided that (i) the net income for such period of any Person that is not a Subsidiary of the Company, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, the net income of the Company shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss, and (ii) the aggregate amount of (A) all other non-cash charges, expenses or losses reducing consolidated net income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period, and (B) all non-cash gains or other items increasing consolidated net income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, shall be excluded, provided that for purposes of this clause (1), interest on the Notes for the period from the Issue Date until the first day of the month occurring after the Issue Date shall be deducted from consolidated net income, plus

(2) Consolidated Depreciation and Amortization Expense of the Company and its Subsidiaries, in accordance with GAAP, less

(3) capital expenditures made during such period (other than to the extent such capital expenditures are paid by Delaware or any of its Subsidiaries pursuant to the Master Lease), plus

(4) the excess, if any, of the amount of net rent received or receivable in cash during such period over the amount of net rent income in accordance with GAAP for such period, less

(5) the excess, if any, of the amount of net rent income in accordance with GAAP for such period over the amount of net rent received or receivable in cash during such period.

For purposes of clauses (4) and (5) above, “net rent” shall mean rent income or rent received or receivable minus the amount of rent expense or rent paid or payable, as the case may be (whether a positive or negative number).

For the avoidance of doubt, Cumulative Free Cash Flow shall not include (e.g. shall not be increased or decreased by the receipt or use of) (x) any proceeds, gains or losses from any sale or disposition of assets or (y) any payments from Delaware or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease or (z) any Net Loss Proceeds.

“Cumulative Free Cash Flow Offer Amount” means (w) 50% of Cumulative Free Cash Flow of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal month after which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of calculation less (x) aggregate proceeds utilized to purchase Notes in each Free Cash Flow Offer since the Issue Date less (y) the aggregate principal amount of Restricted Payments made pursuant to clause (4) of the first paragraph of Section 4.7.

“Debt” means with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Debt (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; and

(4) the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination.

For purposes of the foregoing: (a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt shall be required to be determined pursuant to this Indenture; provided that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (1)(d) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (2) above shall be the maximum liability under any such guarantee; (e) the amount of any Debt described in clause (3) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Subsidiaries (in the case of Delaware, any of its Restricted Subsidiaries) directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Delaware” means Toys “R” Us — Delaware, Inc.

“Delaware Permitted Investment” means

(1) any Investment by Delaware in any Restricted Subsidiary or by a Restricted Subsidiary in Delaware or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment in property or assets owned or used by Delaware in the ordinary course of business;

(4) any Investment by Delaware or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Delaware or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and that any Investment held by such Person does not constitute a material amount of the total purchase price or Fair Market Value of such Person;

(5) any Investment in securities or other assets received in connection with disposition of assets;

(6) any Investment existing on the Issue Date or required to be made pursuant to any agreement or obligation of Delaware or any Restricted Subsidiary in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(7) loans and advances to employees and any guarantees thereof made in the ordinary course of business, but in any event not in excess of $5.0 million in the aggregate outstanding at any one time;

(8) any Investment acquired by Delaware or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Delaware or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Delaware or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Hedging Obligations permitted under clause (8) of the definition of “Permitted Debt” and any Swap Contracts;

(10) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(11) any Investment by Delaware or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $150 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Investments the payment for which consists of Equity Interests of Delaware or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(13) guarantees of Debt permitted under Section 12.2 and performance guarantees consistent with past practice;

(14) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments to secure obligations of the Captive Insurance Subsidiary in the ordinary course of business;

(16) Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment; and

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“DTC” means The Depository Trust Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of Delaware or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Delaware or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f) the amount of management, monitoring, consulting, and advisory fees, and related expenses paid in such period pursuant to the Management Agreement; plus

(g) any costs or expense incurred by the such Person or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph of Section 12.1;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for, a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Preamble.

“Exchange Offer” means an offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Initial Notes for the Exchange Notes.

“Excluded Assets” means (i) any contract, lease, license or other agreement to the extent that the grant of a security interest therein would violate applicable law or would violate any term or provision of such contract, lease, license or other agreement (in each case, after giving effect to applicable provisions of the UCC) or provide any party thereto with a termination right or invalidation thereof, (ii) any Equity Interests in the Company’s Subsidiaries, and (iii) any deposit accounts of the Company or any of its Subsidiaries.

“Existing Debt” means Debt of Delaware and its Subsidiaries (other than Debt under the Credit Agreement) in existence on the Issue Date.

“Existing Parent Debt” means (i) the $500.0 million aggregate principal amount of 7.625% Notes due 2011 of Parent outstanding on the Issue Date, issued under the indenture dated July 24, 2001 between Parent and The Bank of New York Mellon, as trustee, (ii) the

$400.0 million aggregate principal amount of 7.875% Notes due 2013 of Parent outstanding on the Issue Date, issued under the indenture dated May 28, 2002 between Parent and The Bank of New York Mellon, as trustee and (iii) the $400.0 million aggregate principal amount of 7.375% Notes due 2018 of Parent outstanding on the Issue Date, issued under the indenture dated May 28, 2002 between Parent and The Bank of New York Mellon, as trustee.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clauses (ii) or (iii) above.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company or Parent, as applicable.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Delaware or any Restricted Subsidiary incurs, assumes, guarantees or repays any Debt (other than Debt incurred under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Debt, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if Delaware or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Debt.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by Delaware or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Delaware or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Delaware and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of Delaware to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Delaware may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.6(e)(ii) hereto.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are substantially in the form of Exhibit A attached hereto.

“Guarantee” means, as applied to any Debt of another Person, a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, and any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of such Person shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee (i) by the Company or a Subsidiary of Debt Incurred by the Company or a Subsidiary or (ii) by Delaware or a Restricted Subsidiary of Debt Incurred by Delaware or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means Banc of America Securities LLC and the other initial purchasers party to the Purchase Agreement entered into in connection with the offer and sale of the Notes.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s (or Delaware’s, as applicable) customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) the acquisition of Real Property in the normal course of business (but not the acquisition of any Person that owns Real Property); and (d) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency; provided that, (i) when such term refers to a person, the applicable rating shall be the corporate credit or corporate family rating and (ii) when such term refers to a debt instrument, the applicable rating shall be the rating of such instrument.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means November 20, 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized or required by law, regulation or executive order to remain closed. If a payment date in a place of payment is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), provided that in no event shall a lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement to be dated as of July 21, 2005, by and among Parent, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as in effect on the Issue Date.

“Master Lease” means that Amended and Restated Master Lease Agreement, dated as of the Issue Date, between the Company, as landlord, and Delaware, as tenant, as amended from time to time in compliance with the terms of this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, individually or collectively as the context may require, one or more first priority (subject to Permitted Liens) mortgages, deeds of trust, trust deeds, deeds to secure indebtedness, debenture, financing statement or other similar document entered into or authorized to be filed by the owner or leaseholder of each Mortgaged Property encumbering each such owner’s or leaseholder’s fee or leasehold interest, as applicable, in the Mortgaged Property, collectively with all additions, improvements, component parts and personal property related thereto and all rents and profits therefrom, each securing the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means any property of the Company or a Guarantor that is secured by a Mortgage in favor of the Collateral Agent, on behalf of itself, the Trustee and the Holders of the Notes, to secure the payment in full of the Obligations.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof)

shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted. For the avoidance of doubt, Net Cash Proceeds shall not include any payments from Delaware or any of its Subsidiaries pursuant to Section 1.3 of the Master Lease.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor, and not required to be paid over by the Company or any Guarantor pursuant to its respective leases, in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof) and any taxes paid or payable as a result thereof.

“New Property” means any properties acquired by the Company or a Guarantor after the Issue Date (other than Replacement Properties, or allocable portions thereof, purchased with Net Cash Proceeds from an Asset Sale or Net Loss Proceeds from an Event of Loss) that are leased to Delaware pursuant to the Master Lease.

“New Property Leverage Ratio” means the ratio of (x) the aggregate principal amount of Additional Notes proposed to be incurred on the date of calculation to (y) the aggregate New Property Rent (but only to the extent such New Property Rent has not been included in a previous calculation of New Property Leverage Ratio for the purpose of incurring Additional Notes).

“New Property Rent” means the additional “triple net” rent under the Master Lease allocable to any New Property, which shall be determined in accordance with the first paragraph of Section 4.11.

“Non-Toys Lease” means any lease with parties other than Parent or its Subsidiaries; provided that (i) the number of properties covered by such leases shall not exceed 25% of the 129 properties owned by the Company as of the Issue Date (whether as fee-owned property or pursuant to leases or ground leases) and (ii) such lease (or related subordination and attornment agreement with the Collateral Agent) shall contain subordination and attornment provisions vis-a-vis the Security Documents substantially similar to those contained in the Master Lease and the Subordination, Non-Disturbance and Attornment Agreement.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Guarantor pursuant to this Indenture.

“Notes” has the meaning set forth in the preamble to this Indenture.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 3.9) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum related to the issuance of the Initial Notes on the Issue Date, dated November 10, 2009.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary or any Person performing a similar function.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable, or any Person performing a similar function.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, and which opinion shall be addressed to the Trustee in its capacity as such, and shall comply with any applicable provisions herein. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or any Affiliate of the Company; it being understood that the general counsel of Parent or Delaware shall in all cases be deemed acceptable to the Trustee.

“Original Issue Discount Legend” means the legend identified as such in Section 2.6(e)(v).

“Parent” means Toys “R” Us, Inc.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Company.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by Delaware and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holders” means each of the Sponsors and members of management of Parent (or its direct or indirect parent or Subsidiaries) on the Issue Date who are holders of Equity Interests of Parent (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Interests of Parent or any of its direct or indirect parent companies.

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Cash Equivalents or Investment Grade Securities;

(d) Investments in property and other assets, owned or used by the Company or any Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Subsidiaries in the Company or any Subsidiary;

(f) Investments by the Company or any Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Subsidiary;

(g) Swap Contracts and Hedging Obligations;

(h) Investments received in settlement of obligations owed to the Company or any Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Subsidiary;

(i) Investments the payment for which consists solely of Equity Interests of the Company;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(k) guarantees by the Company or any Subsidiary of Debt of the Company or a Subsidiary otherwise permitted by Section 4.9; and

(l) any Investment in any Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing the Notes issued on the Issue Date and any Additional Notes incurred in compliance with Section 4.9.

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(7) Liens in favor of the Company or any Subsidiary;

(8) deposits made in the ordinary course of business to secure liability to insurance carriers;

(9) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(11) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(12) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

(13) Liens existing on the Issue Date;

(14) Subleases and Non-Toys Leases existing on the Issue Date or entered into in accordance with the terms of this Indenture;

(15) Liens disclosed on any title insurance policy after the Issue Date provided to the Trustee or the Collateral Agent; and

(16) any matters that would be disclosed by an accurate survey of the subject property which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Company or the subject property.

For purposes of this definition, the term “Debt” shall be deemed to include interest on such Debt.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Agreement” means the purchase agreement dated November 10, 2009 (as amended by the Joinder Agreement thereto, dated the Issue Date) by and among the Company, the Initial Purchasers and Parent.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Equity Offering” means a public or private equity offering of Capital Stock (other than Disqualified Stock and other than issuances to an Affiliate of the Company) of the Company or any direct or indirect parent company of the Company, of at least $50.0 million; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the second paragraph of Section 3.7.

“Rating Agency” means (1) each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group, Inc, in each case or any successor to such entities rating agency business and (2) if Moody’s or S&P ceases to rate any referent Person for reasons outside of the control of such Person, a “nationally recognized statistical rating organization” within the meaning of Rule 15c-3-1(c)(2)(vi)(F) under the Exchange Act selected by Parent or Delaware, as applicable, as a replacement agency.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the date of this Indenture, among the Company, the Guarantors and the Initial Purchasers and any similar agreement entered into in connection with any Additional Notes.

“Replacement Property” means one or more parcels of Real Property that are suitable for retail sales (or associated manufacturing or distribution of products) and that are leased to Parent or one of its Subsidiaries pursuant to the Master Lease or other lease arrangements on similar terms as the Master Lease.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Global Note” means a Global Note that is a Restricted Note.

“Restricted Note” has the meaning set forth in Rule 144(a)(3) under the Securities Act for the term “restricted securities”; provided, however, that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note. Restricted Notes are required to bear the Restricted Notes Legend.

“Restricted Notes Legend” means the legend identified as such in Section 2.6(e)(i) hereto.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Equity Interests in the Company or on the Equity Interests in any Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Subsidiary of the Company (other than dividends, distributions or payments made solely in Capital Stock in the Company (other than Disqualified Stock));

(b) any payment made by the Company or any of its Subsidiaries to purchase, redeem, acquire or retire any Equity Interests in the Company (including the conversion into, or exchange for, Debt, of any Equity Interests) other than any such Equity Interests owned by the Company or any Subsidiary (other than a payment made solely in Capital Stock in the Company (other than Disqualified Stock));

(c) any Investment by the Company or a Subsidiary in any Person, other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Delaware that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Subsidiary (or Delaware or a Restricted Subsidiary, as applicable) and is thereafter leased back as a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP by the Company or a Subsidiary (or Delaware or a Restricted Subsidiary, as applicable).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means (i) the Mortgages, (ii) the Assignment of Master Lease, Sublease, Rents and Security Deposits, dated as of the Issue Date, made by the Company in favor of the Collateral Agent, (iii) the Non-Disturbance, Subordination and Attornment Agreement, dated as of the Issue Date, between the Collateral Agent and Delaware, and consented to by the Company, in each case as amended, modified, restated, supplemented or replaced from time to time, and each other security document delivered in accordance with applicable local law to grant a valid, perfected security interest in any Collateral, and all UCC or other financing statement or instruments of perfection to be filed with respect to the security interests in property and fixtures created pursuant to any Mortgage.

“Senior Secured Note Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Services Agreement” means the Domestic Services Agreement, dated as of January 29, 2006, between Delaware and certain Subsidiaries of Parent as in effect on the Issue Date and amended from time to time.

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act as such Regulation is in effect on the Issue Date.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and each of their respective Affiliates.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof, until such time as this Indenture is qualified under the TIA, and thereafter as in effect on the date on which this Indenture is qualified under the TIA, except as otherwise provided in Section 9.3 hereof.

“Total Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Debt of such Person and its Restricted Subsidiaries as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of calculation less total unrestricted cash and Cash Equivalents as of such date, in each case determined on a consolidated basis in accordance with GAAP and as provided below to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation. For purposes of calculating the Total Leverage Ratio for any period, the amount of Debt of any Person represented by outstanding letters of credit shall be excluded from the amount of Debt except to the extent such letter of credit has been drawn and not reimbursed by such Person. In the event that Delaware or any of its Restricted Subsidiaries incurs or repays or redeems any Debt (other than Debt incurred or repaid under any revolving credit facilities) subsequent to the end of the period for which the Total Leverage Ratio is being calculated and on or prior to the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption or repayment of Debt as if the same had occurred on the last day of the applicable period. The Total Leverage Ratio shall be calculated in a manner consistent with the pro forma provision (to the extent applicable) of the definition of “Fixed Charge Coverage Ratio.” The amount of Debt under revolving credit facilities and unrestricted cash and Cash Equivalents, shall be based on the average of the month-end balances of such Debt and unrestricted cash and Cash Equivalents for the applicable period.

“Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to December 1, 2013; provided, however, that if the period from such date of redemption to December 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to December 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Trustee” has the meaning set forth in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Unrestricted Definitive Note” means a Certificated Note that is an Unrestricted Note.

“Unrestricted Global Note” means a Global Note that is an Unrestricted Note.

“Unrestricted Notes” means one or more Notes that do not and are not required to bear the Restricted Notes Legend including, without limitation, the Exchange Notes and any Notes registered under the Securities Act pursuant to and in accordance with the Registration Rights Agreement.

“Unrestricted Subsidiary” means (i) any Subsidiary of Delaware that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Parent, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Parent may designate any Subsidiary of Delaware (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Debt of, or owns or holds any Lien on, any property of, Delaware or any Subsidiary of Delaware (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Delaware, (b) such designation complies with Section 12.1 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of Delaware or any Restricted Subsidiary. The Board of Directors of Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and Delaware could incur $1.00 of additional Debt pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of Section 12.2.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Equity Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Agent Members”	2.6
“Authentication Order”	2.2
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“covenant defeasance”	8.3
“defeasance”	8.2
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Free Cash Flow Offer”	4.7
“Note Register”	2.3
“Offer Amount”	3.9
“Purchase Date”	3.9
“QIB”	2.1
“QIB Global Note”	2.1
“redemption date”	3.1
“Registrar”	2.3
“Regulation S”	2.1
“Regulation S Global Note”	2.1
“Rule 144A”	2.1
“Surviving Entity”	5.1

SECTION 1.3 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Indenture;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(8) for the avoidance of doubt, any references to “interest” shall include any Additional Interest that may be payable; and

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular article, section, clause or other subdivision.

ARTICLE II

THE NOTES

SECTION 2.1 Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules and agreements to which the Company or any Subsidiary Guarantor is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Trustee shall authenticate the Notes, upon a written order of the Company for the authentication and delivery of such Notes, which order shall set forth the number of separate notes, the principal amount of each such Note to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holders of each of the said Notes and delivery instructions.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

Except as set forth in Section 2.6, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(c) The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Initial Notes that are Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more temporary Global Notes substantially in the form set forth in Exhibit A, including the Regulation S Temporary Global Note Legend (the “Regulation S Temporary Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, a single permanent Global Note in registered form substantially in the form of Exhibit A (the “Regulation S Permanent Global Note,” and together with the Regulation S Temporary Global Note, the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as Note Custodian, and the Registrar shall reflect on its books and records the cancellation of the Regulation S Temporary Global Note and the issuance of the Regulation S Permanent Global Note. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

Section 2.1(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

(d) The Company shall execute and the Trustee shall, in accordance with Section 2.1(c) and this Section 2.1(d), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(e) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2 Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual or facsimile signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated and delivered under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”) directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

SECTION 2.3 Registrar; Paying Agent.

The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which, in the case of a Paying Agent, shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and initially appoints the Corporate Trust Office of the Trustee as the office or agency of the Company for such purposes and as the office or agency of the Company where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served and the Trustee as the agent of the Company to receive such notices and demands.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(8) hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6 Book-Entry Provisions for Global Securities.

(a) Each Global Note constituting a Restricted Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as Note Custodian and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners (or the requesting Beneficial Owners in the case of clause (ii) immediately below) in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary or a Beneficial Owner in a Global Note to issue such Certificated Notes.

(c) In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) The registered holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Restricted Notes Legend.

(1) Unless and until (x) a Note is exchanged for an Exchange Note or sold in connection with an effective registration statement pursuant to the Registration Rights Agreement or (y) the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Company reasonably satisfactory to the Trustee to the effect that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form (such legend, the “Restricted Notes Legend”):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF

1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (i) (a) TO A PERSON WHO IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF APPLICABLE), OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (ii) TO THE COMPANY OR A SUBSIDIARY OF THE COMPANY, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(ii) Global Note Legend. Each Global Note, whether or not an Exchange Note, Restricted Global Note or Unrestricted Global Note, shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(e)(vi) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO

THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Each Global Note shall bear the Global Note Legend on the face thereof.

(iv) Regulation S Temporary Global Note Legend. Each temporary Note that is a Global Note issued pursuant to Regulation S shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE GOVERNING THIS NOTE. THE HOLDER OF THIS NOTE BY ACCEPTANCE HEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IF IT IS A PURCHASER IN A SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OF THE SECURITIES ACT, IT ACKNOWLEDGES THAT, UNTIL EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” WITHIN THE MEANING OF RULE 903 OF REGULATION S, ANY OFFER OR SALE OF THIS NOTE SHALL NOT BE MADE BY IT TO A U.S. PERSON TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON WITHIN THE MEANING OF RULE 902(k) UNDER THE SECURITIES ACT.”

(v) Original Issue Discount Legend. Each Global Note issued with “original issue discount” (within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended) will bear a legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE.”

(vi) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction, and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(f) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request or upon the Company’s order.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.2, 2.10, 3.6, 4.10, 4.13 and 9.5).

(iii) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) [Reserved].

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(viii) Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue, and, upon receipt of an Authentication Order in accordance with Section 2.2, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable letters of transmittal or through an Agent’s Message through DTC’s Automated Tender Offer Program that (x) they are not affiliates (as defined in Rule 144) of the Company, (y) they are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (z) they are acquiring the Exchange Notes in their ordinary course of business and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Notes that are Certificated Notes accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the Restricted Global Notes to be reduced accordingly, and the Trustee shall deliver to the Persons designated by the Holders of Restricted Global Notes or Restricted Notes that are Certificated Notes so accepted the Unrestricted Global Notes or Unrestricted Definitive Notes issued and authenticated in accordance with the preceding sentence in the appropriate principal amount.

SECTION 2.7 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9 Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10 Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon an Authentication Order. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of an Authentication Order authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11 Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Company may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company, unless by a written order, signed by an Officer of the Company, the Company shall direct that cancelled Notes be returned to it.

SECTION 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13 Record Date.

The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316 (c).

SECTION 2.14 Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15 CUSIP/ISIN Number.

The Company in issuing the Notes may use a CUSIP and/or ISIN or other similar number, and if it does so, the Company may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

SECTION 2.16 Special Transfer Provisions.

Unless and until (i) a Restricted Note is exchanged for an Exchange Note or sold in connection with an effective shelf registration statement pursuant to the Registration Rights Agreement or (ii) the Restricted Notes Legend is no longer required pursuant to Section 2.6(e), the following provisions shall apply:

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Note (other than pursuant to Regulation S):

(i) The Registrar shall register the transfer of a Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto.

(ii) If the proposed transferee is an Agent Member and the Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii) If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c) [Reserved].

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Unrestricted Notes, the Registrar shall deliver Unrestricted Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Restricted Notes, the Registrar shall deliver only Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by Section 2.6(e), or the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Notes are effected in compliance with the Securities Act.

(e) General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges receipt of a Restricted Note with restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture until such time as the Restricted Note Legend is no longer required pursuant to Section 2.6(e) and such Holder transfers such a Restricted Note to an Unrestricted Note. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act until such time as the Restricted Note Legend is no longer required pursuant to Section 2.6(e) and such Holder transfers such a Restricted Note to an Unrestricted Note; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

SECTION 2.17 Issuance of Additional Notes.

The Company shall be entitled to issue after the Issue Date, from time to time, Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto and any customary escrow provisions (and, if such Additional Notes shall be issued in the form of Restricted Notes, with respect to any Registration Rights Agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9. The Initial Notes and any Additional Notes and all Exchange Notes shall be, without limitation, treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP and/or ISIN or other similar number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3) whether such Additional Notes shall be Restricted Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least two (2) Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.3 hereof (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the redemption shall occur, (ii) the date fixed for redemption (the “redemption date”), (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

If the Company is required to make an Offer to Purchase pursuant to Section 4.10 or 4.13 hereof, it shall furnish to the Trustee, at least five (5) Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.3 hereof (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate setting forth (i) the section of this Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $10.0 million or (b) a Change of Control has occurred, as applicable.

SECTION 3.2 Selection of Notes to Be Redeemed.

The Trustee shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (and in a manner that complies with applicable requirements of the Depositary); provided that no Notes of $2,000 or less shall be redeemed in part except if all of the Notes of a Holder are to be redeemed or repurchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 or even if the Notes do not have denominations larger than $2,000, shall be redeemed or repurchased. Notices of redemption shall be sent electronically (to the extent permitted by applicable procedures or regulations) or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption.

SECTION 3.3 Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall send or cause to be sent by electronic transmission or by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the Redemption Price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the conditions, if any, to the redemption of the Notes; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee at least 2 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.3 hereof, Notes called for redemption become due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date. Notwithstanding the foregoing, any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Qualified Equity Offering or other corporate transaction. The notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by electronic transmission or by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.5 Deposit of Redemption Price.

On or before 12:00 noon (New York City time) on each redemption date, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), of and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if Company has deposited with the Trustee or Paying Agent money sufficient to pay the Redemption Price or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after a regular record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or repurchase shall not be so paid upon surrender for redemption or repurchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1 hereof.

SECTION 3.6 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 3.7 Optional Redemption.

(a) The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 1, 2013, upon not less than 30 nor more than 60 days’ notice, at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on December 1 of the years indicated below:

Year	Redemption Price
2013	104.250%
2014	102.125%
2015 and thereafter	100.000%

(b) Prior to December 1, 2013, the Company may redeem during each 12-month period commencing with December 1, 2009 up to 10% of the aggregate principal amount of the Notes issued on the Issue Date (or any Exchange Notes therefor) at its option, from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

(c) In addition, at any time prior to December 1, 2013, the Company may, upon not less than 30 nor more than 60 days’ notice, redeem the Notes, in whole at any time or in part from time to time, at a Redemption Price equal to the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(d) In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 1, 2012, the Company may on one or more occasions, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a Redemption Price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that at least 65% of the principal amount of Notes remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

The Company or any of its Affiliates may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with this Indenture and compliance with all applicable securities laws.

Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.8 Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9 Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivering of such Offer, and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof or Section 4.13 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the regular record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 2 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section (or such shorter period as is acceptable to the Trustee in its sole discretion) prior to the delivering of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be sent electronically or mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 12:00 noon (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five (5) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at the written request of the Company, shall authenticate and mail or deliver at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered; provided that each such new Note will be in a principal amount of $2,000 or any integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on or promptly after the Purchase Date.

The Company shall comply with the requirements of any applicable securities laws and any regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer or Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with Sections 3.9, 4.10 or 4.13 of this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under Section 3.9, 4.10 or 4.13, as applicable, by virtue of such compliance.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

SECTION 4.1 Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 12:00 noon (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3 hereof. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Company hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.3 Provision of Financial Information.

Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes and make available on a public website, or file electronically with the Commission through the Commission’s IDEA System (f/k/a EDGAR) (or any successor system), within the time periods specified in the Commission’s rules and regulations for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, to the extent not satisfied by the foregoing the Company and the Guarantors will for so long as any Restricted Notes remain outstanding furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of the Exchange Offer registration statement or shelf registration statement, and any amendments thereto, in accordance with the requirements of Form S-11, S-4 or S-3, as applicable, with such financial information that satisfies Regulation S-X of the Securities Act.

The Company will also hold a quarterly conference call to discuss the financial results of the Company with holders of the Notes, beginning with a discussion of the fiscal quarter ending January 30, 2010. Such conference call may be part of or separate from any conference call relating to the financial results of Parent or any of its Subsidiaries (including, for the avoidance of doubt, as part of the conference call contemplated by Section 12.3). The conference call will not be later than five business days from the date on which the financial information of Delaware is filed or otherwise made available to holders of the Notes in accordance with this Indenture. No fewer than two days prior to the conference call, the Company shall issue a press release to the appropriate wire services announcing the time, date and access details of such conference call.

SECTION 4.4 Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7 Limitation on Restricted Payments.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default in the payment in respect of principal or interest on the Notes or Event of Default shall have occurred and be continuing or will occur as a consequence thereof; and

(b) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date, shall not exceed the sum (without duplication) of:

(1) 50% of the Cumulative Free Cash Flow of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal month after which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net cash proceeds received by the Company subsequent to the initial issuance of the Notes as a contribution to its common equity capital or the sale of Equity Interests (other than Disqualified Stock), plus

(3) to the extent that any Investment (other than Permitted Investments) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated or repaid for cash or other assets, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Cumulative Free Cash Flow of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(4) Declined Offer Proceeds.

From time to time, the Company shall have the right (but not the obligation) to make an Offer to Purchase to all Holders of Notes utilizing some or all of the Cumulative Free Cash Flow Offer Amount, at a Purchase Price not less than 100% of the Accreted Value of the Notes on the date of purchase, plus accrued and unpaid interest to but not including the date of purchase (each such offer, a “Free Cash Flow Offer”), payable in cash. At the settlement of each Free Cash Flow Offer, the excess of (x) the Cumulative Free Cash Flow Offer Amount that was offered to Holders in such Free Cash Flow Offer over (y) the total Cumulative Free Cash Flow Offer Amount actually used to purchase Notes in such Free Cash Flow Offer shall constitute “Declined Offer Proceeds” and such Declined Offer Proceeds shall be available to the Company to make Restricted Payments pursuant to clause (4) of the preceding paragraph; provided that, 30 days after the expiration of any Free Cash Flow Offer, such amount shall no longer constitute “Declined Offer Proceeds”; provided further that, if Delaware’s Total Leverage Ratio is below 4.75x, at the time of such Restricted Payment, the Cumulative Free Cash Flow Offer Amount shall be deemed to be Declined Offer Proceeds without any requirement for the Company to make a Free Cash Flow Offer. If the Company’s purchase of all Notes tendered into such Offer to Purchase as set forth above would exceed the Cumulative Free Cash Flow Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under this Section 4.7, such Restricted Payment shall be deemed to have been made in compliance with this Section 4.7 notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Cumulative Free Cash Flow.

SECTION 4.8 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture, any Note Guarantee or any law, rule, regulation or order) on the ability of any Subsidiary to (i) pay dividends or make any other distributions on its Equity

Interests owned by the Company or any Subsidiary or pay any Debt or other obligation owed to the Company or any Subsidiary, (ii) make loans or advances to the Company or any Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Subsidiary.

However, the preceding restrictions shall not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date (including, without limitation, this Indenture, the Notes, the Note Guarantees and the Security Documents) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, restructurings or refinancings, of any of the foregoing agreements or documents, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions in existence on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property or assets, so long as the encumbrances or restrictions in any such agreement relate solely to the property or assets so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Subsidiary or merges with or into a Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Subsidiary, but not created in connection with or in anticipation of such Person becoming a Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Subsidiary;

(d) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(e) any encumbrance or restriction under the sale of assets or Equity Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(f) any instrument governing Debt or Equity Interests of a Person acquired by the Company or any of the Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Equity Interests was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of this Indenture to be Incurred; and

(g) restrictions on cash or other deposits or net worth imposed by lessors in the ordinary course of business.

Nothing contained in this Section 4.8 shall prevent the Company or any Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted pursuant to Section 4.12 or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Subsidiaries that secure Debt of the Company or any of its Subsidiaries Incurred in accordance with Section 4.9 and Section 4.12.

SECTION 4.9 Limitation on Incurrence of Debt.

The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Debt (including Acquired Debt) or trade payables or issue Preferred Stock (other than the Notes and the Note Guarantees and Debt or Preferred Stock issued to the Company or its Subsidiaries); provided that:

(i) the Company and any of its Subsidiaries may Incur Debt not secured by Liens or trade payables, in each case incurred in the ordinary course of business, in an aggregate amount not to exceed $50.0 million at any one time outstanding; and

(ii) in connection with the acquisition by the Company of any New Properties that become subject to the Master Lease, the Company may incur up to $150 million aggregate principal amount of Additional Notes so long as the New Property Leverage Ratio is less than or equal to 6.75x.

Notwithstanding anything set forth in this Indenture, in no event shall the Company or any Subsidiary be permitted to guarantee the obligations of any other Person (other than the Company and its Subsidiaries).

SECTION 4.10 Limitation on Asset Sales.

The Company shall not, and shall not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 90% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash, Cash Equivalents or Replacement Property. For purposes of this provision, (i) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Subsidiary from further liability; and (ii) any marketable securities received by the Company or any such Subsidiary from such transferee that are converted by the Company into cash within 180 days of their receipt to the extent of the cash received in that conversion will be deemed to be cash.

Within 720 days after the receipt of any Net Cash Proceeds from an Asset Sale or any Net Loss Proceeds from an Event of Loss, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Cash Proceeds, or Net Loss Proceeds, as applicable, at its option:

(i) to acquire all or substantially all of the assets of, or any Equity Interests of, another Person or make capital expenditures, in compliance with Section 4.17; provided that to the extent the subject of the Asset Sale or Event of Loss constituted Collateral, the acquired assets (other than Excluded Assets) shall be pledged as additional Collateral pursuant to the Security Documents;

(ii) to acquire Replacement Property; provided that to the extent the subject of the Asset Sale or Event of Loss constituted Collateral, the Replacement Property shall be pledged as additional Collateral in accordance with and pursuant to the Security Documents as provided in this Indenture; or

(iii) any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales or Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the preceding paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will, within 30 days, commence an Offer to Purchase to all Holders of Notes equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes tendered exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

Pending the final application of any Net Cash Proceeds or Net Loss Proceeds pursuant to this Section 4.10, the holder of such Net Cash Proceeds or Net Loss Proceeds may apply such Net Cash Proceeds or Net Loss Proceeds temporarily to reduce Debt outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds or Net Loss Proceeds in any manner not prohibited hereunder.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.11 Limitation on Transactions with Affiliates.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Company or such Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit, and shall not apply to:

(1) Restricted Payments that are permitted by Section 4.7 hereof and Permitted Investments permitted under this Indenture;

(2) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Subsidiaries;

(5) any agreement or arrangement as in effect on the Issue Date, including, without limitation, the Master Lease and the Services Agreement and any amendment or modification thereto so long as such amendment or modification (taken as a whole) is not materially disadvantageous to the Holders of the Notes and in the case of the Master Lease, any amendments or modification made in compliance with Section 4.17;

(6) any contribution of capital to the Company;

(7) the issuance of Equity Interests (other than Disqualified Stock) of the Company to Parent or Delaware or any Permitted Holder or to any director, officer, employee or consultant;

(8) transactions permitted by, and complying with, Article V;

(9) leases with any Affiliates (other than Parent or its Subsidiaries) entered into in the ordinary course of business; or

(10) access and non-disturbance, attornment and subordination agreements.

SECTION 4.12 Limitation on Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Liens of any kind securing Debt, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

SECTION 4.13 Offer to Purchase upon Change of Control.

Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.7, the Company will make an Offer to Purchase (the “Change of Control Offer”) all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date (the “Change of Control Payment”). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer contemporaneously with or upon a Change of Control, in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given under Section 3.3.

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such conflict.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

SECTION 4.14 Corporate Existence.

Subject to Article V hereof, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.15 Additional Note Guarantees; Additional Security.

(a) If the Company acquires or creates a Subsidiary after the Issue Date, then that newly acquired or created Subsidiary shall become a Guarantor pursuant to Article X hereof within 60 days of the date on which it was acquired or created.

(b) Each Subsidiary that becomes a Guarantor on or after the Issue Date shall also as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first priority security interest (subject to Permitted Liens and the other exceptions contained in the Security Documents) in properties and assets of such Guarantor that constitute Collateral as security for the Guarantee of such Guarantor and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture (with respect to such Collateral constituting Real Property, including, without limitation, the deliverables required under Section 13.1(b)), and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect. Notwithstanding the foregoing, with respect to the property of a Guarantor that is subject to a mortgage-recording or similar tax upon the execution, delivery, and/or recording of the related Security Documents, the principal portion of the Notes secured by the Security Documents to be recorded against such property shall be limited to the then fair market value of such property or, if such limitation is ineffective to prevent the imposition of a tax assessed against an amount in excess of such value, then the Company and the Collateral Agent shall take such other measures as are customarily employed in the jurisdiction in question so as to minimize such tax.

SECTION 4.16 Books and Records.

The Company shall, and shall cause each Subsidiary to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions of the Company and each of the Subsidiaries, in accordance with GAAP.

SECTION 4.17 Conduct of Business / Amendments to the Master Lease.

The Company and its Subsidiaries shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) owning the equity interests of its Subsidiaries, (2) owning or leasing properties that are leased or sub-leased to Parent or one of its Subsidiaries pursuant to the Master Lease or otherwise on terms (taken as a whole) that are similar to, in the reasonable judgment of the Company, the terms of the Master Lease or leased or subleased pursuant to a Non-Toys Lease, (3) the incurrence of Debt that is permitted to be incurred under Section 4.9, (4) the sale of assets in compliance with Section 4.10 and (5) other activities incidental or relating thereto (which, for the avoidance of doubt, may include the acquisition of additional properties or entities that engage solely in activities that fall within clauses (1) through (4)).

The Company shall not permit any amendments or waivers to the Master Lease that (taken as a whole) are materially adverse to the Holders; provided that any amendment or modification that decreases the rent or other amounts due to the Company or other payment terms (including, without limitation, any changes to the time, manner, method or currency of payment) under the Master Lease shall be deemed to be materially adverse under all circumstances; provided further that amendments of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease either

(x) in connection with an asset sale made in accordance with Section 4.10 and pursuant to Section 1.3 of the Master Lease, or

(y) pursuant to Section 10.2 or 10.3 of the Master Lease shall be deemed not to be materially adverse to the Holders.

Neither the Company nor any of its Subsidiaries shall effect an amendment, modification or waiver of its organizational documents in any manner materially adverse to the Holders of the Notes, including, without limitation, any amendment, modification or waiver to or of the provisions of Section 8(d) thereof or the analogous provisions of the organizational documents of any Subsidiary (“Limitation on Activities”) thereof.

SECTION 4.18 [Reserved].

SECTION 4.19 Post-Closing Covenant.

From and after the Issue Date, the Company shall use commercially reasonable efforts to, as soon as reasonably practicable, but in any event, within 90 days following the Issue Date, complete those actions required to create and perfect all of the Liens on the Collateral and the Mortgaged Property, including the delivery of each of the items set forth on Schedule I hereto.

SECTION 4.20 Chief Executive Office; Change of Name; Jurisdiction of Organization; Status.

The Company will not, and will not permit any Subsidiary who has become a Guarantor pursuant to Article X hereof to, effect any change (i) to its legal name, (ii) in its trade name or names, (iii) in its organizational identification number, if any, (iv) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), or (v) in its mailing address, unless (A) it shall have given the Collateral Agent written notice at least thirty (30) days prior to the effective date of any such change, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (B) it shall have taken or will promptly take all action necessary to maintain the perfection and priority of the security interest of the Collateral Agent in the Collateral at all times following such change.

SECTION 4.21 Further Assurances

The Company will, and will cause each future Guarantor to, execute and deliver such additional instruments, certificates or documents, and take such other actions as may, in each case, be reasonably required from time to time in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) comply in all respects with Section 3(b) (“Other Property”) of each Mortgage;

(3) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents (subject to Permitted Liens); and

(4) better assure, protect and confirm to the Trustee or the Collateral Agent any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

In addition, to the extent any Mortgage Policy received after the Issue Date discloses any Lien that is permitted under clause (15) of the definition of “Permitted Liens” but not by any other clause thereunder, the Company shall use its reasonable efforts to discharge such Lien, except to the extent that the Company in its good faith judgment determines that such Lien does not materially adversely affect the intended use by the Company and its lessee of the property covered by such policy.

The Company will, from time to time after the Issue Date, cause the Security Documents and any continuation statement or similar instrument relating to any property subject thereto or to any property intended to be encumbered, granted, conveyed, transferred and assigned by any Security Document to be filed, registered and recorded in such manner and in such places as may be required by law in order to publish notice of and fully to protect the validity thereof or the grant thereby of the property subject thereto and the interest and rights of lender therein. The

Company covenants that it has paid or will pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all federal or state stamp taxes or other charges arising out of or in connection with the execution and delivery of such instruments.

The Company shall maintain the validity, perfection, priority and effectiveness of the Security Documents (subject to Permitted Liens).

ARTICLE V

SUCCESSORS

SECTION 5.1 Consolidation, Merger, Conveyance, Transfer or Lease.

The Company shall not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into the Company in which the Company is the continuing Person or the merger of a Subsidiary into or with another Subsidiary or another Person that as a result of such transaction becomes or merges into a Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture and other documentation and instruments in form reasonably satisfactory to the Trustee, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under this Indenture, the Registration Rights Agreement and the Security Documents (as applicable) and will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such UCC financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a UCC financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom (including, without limitation, no Default or Event of Default related to the failure to comply with Section 4.17); and

(iii) the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

For the avoidance of doubt, the transactions contemplated by the Master Lease shall not be subject to the foregoing.

Notwithstanding the foregoing, the Company shall not be required to satisfy the requirements of the preceding clauses (ii) and (iii) in connection with:

(a) a merger between the Company and a Subsidiary that is a Wholly Owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate organized solely for the purpose of converting the Company into an entity organized under the laws of the United States or any political subdivision or state thereof, so long as, in each case, the amount of Debt of the Company and its Subsidiaries is not increased thereby.

For all purposes of this Indenture and the Notes, upon such transaction or series of transactions, all Debt and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

SECTION 5.2 Successor Person Substituted.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein and when such successor Person duly assumes all the obligations and covenants of the Company pursuant to this Indenture, the Notes and the Security Documents the predecessor Person shall be relieved of all such obligations; provided, however, that in the event of a lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

Each of the following constitutes an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 4.3 or Section 12.3 hereof after 15 days after the time periods specified therein and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(4) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms other than by reason of the termination of this Indenture or the release of such Guarantee in compliance with this Indenture;

(5) default in the performance, or breach, of any covenant or agreement of the Company, any Guarantor or Parent in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above or (10) below), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or its Subsidiaries having, individually or in the aggregate, a principal or similar amount outstanding of at least $20.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $20.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Significant Subsidiary of the Company of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $20.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

(8) (i) Delaware, the Company or any Significant Subsidiary of the Company (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against Delaware, the Company or any Significant Subsidiary of the Company (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in an involuntary case;

(b) appoints a custodian of Delaware, the Company or any Significant Subsidiary of the Company (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(c) orders the liquidation of Delaware, the Company or any Significant Subsidiary of the Company (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) any payment Event of Default in excess of $15.0 million under the Master Lease beyond the period of grace set forth in the Master Lease, the Master Lease terminates in full or otherwise ceases to be in effect or any responsible officer of Delaware denies its obligations under the Master Lease or gives notice that the Master Lease is not in effect; and

(10) unless all of the Collateral has been released from the Liens securing the Notes in accordance with the provisions of this Indenture and the Security Documents (a) (i) a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Security Documents or, to the extent relating to the Collateral (including without limitation, Sections 4.19, 4.20 , 4.21 and Article XIII), this Indenture or (ii) any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture or the Security Documents), or any of the Security Documents ceases to give the Collateral Agent a valid, perfected security interest (except as permitted by the terms of this Indenture or the Security Documents), in each case described in clause (i) or (ii) of this clause (a), (x) with respect to a material portion of the Collateral and (y) for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 30% in aggregate principal amount of the then outstanding Notes, or (b) the repudiation or disaffirmation by the Company or any Guarantor that is a Significant Subsidiary in writing of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor that is a Significant Subsidiary for any reason with respect to a material portion of the Collateral which repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee.

SECTION 6.2 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) of Section 6.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 30% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) of Section 6.1 shall be remedied or cured by the Company or one of its Subsidiaries or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) of Section 6.1 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 30% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

Notwithstanding the foregoing, in no event may any individual Holder enforce any Lien of the Collateral Agent pursuant to the Security Documents.

SECTION 6.3 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4 Waiver of Past Defaults.

The Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding (provided that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

SECTION 6.5 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In addition, the Collateral Agent shall only be permitted to exercise remedies and sell the Collateral under the Security Documents at the direction of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 6.6 Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b) the Holders of at least 30% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8 Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matter, and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money and securities that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

Any money collected by the Trustee pursuant to this Article VI and any money or other property distributable in respect of the Company’s obligations under this Indenture after an Event of Default shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Collateral Agent, for amounts due in accordance with the Security Documents;

Second: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Third: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default of which the Trustee has knowledge:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty of reasonable care to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform as to form with the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts or conclusions stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.1.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust pursuant to Article VIII.

(g) The Trustee shall not be charged with knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default shall have been received by a Responsible Officer in accordance with the provisions of this Indenture.

SECTION 7.2 Rights of Trustee.

(a) The Trustee, as Trustee and acting in each of its capacities hereunder, may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the written advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company or any Guarantor, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, but not limited to, as Collateral Agent, and to each agent, custodian and other Persons employed to act hereunder.

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Delivery of reports, information and documents to the Trustee under Section 4.3 and Section 12.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(k) In no event shall the Trustee be responsible or liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless if the form of action.

SECTION 7.3 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in Section 310(b) of the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, and it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company’s or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

SECTION 7.5 Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send electronically or mail to Holders a notice of the Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6 Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2010, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its delivery to the Holders shall be mailed or delivered to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7 Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include, but not limited to, the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damages, losses, liabilities or expenses (including attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge or termination for any reason of this Indenture or the resignation or removal of the Trustee.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge or termination for any reason of this Indenture and the resignation or removal of the Trustee.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.7 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of all then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Promptly after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.7 hereof, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall deliver notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of all outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and Guarantors’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9 Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.

SECTION 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital and surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). If this Indenture becomes qualified under the TIA, the Trustee shall be subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11 Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12 Trustee’s Application for Instructions from the Company.

Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Option to Effect Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either the first paragraph of Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Defeasance and Discharge.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations (and discharged Parent from all its obligations hereunder) with respect to all outstanding Notes and all obligations of the Guarantors discharged with respect to the Note Guarantees (and all covenants of Parent shall terminate) on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and Note Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and all covenants of Parent shall be terminated) (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(l); (b) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

In addition, the Company, the Guarantors and Parent may terminate the obligations under this Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under this Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under this Indenture relating to the Discharge have been complied with.

SECTION 8.3 Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations (and Parent shall be released from its obligations) under the covenants contained in Sections 4.3, 4.4, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, and 5.1 and Article XIII, and Parent shall be released from its obligations under Sections 12.1, 12.2, 12.3, 12.4, 12.5 and 12.6 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries (or, as applicable, Parent) may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(3), (5), (6), (7) and (8) (except with respect to the Company), (9) and (10) hereof shall not constitute Events of Default.

SECTION 8.4 Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of the election pursuant to Section 8.1 of defeasance pursuant to Section 8.2 or covenant defeasance pursuant to 8.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of the TIA);

(6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

If the Company exercises the defeasance or covenant defeasance option, the Liens on the Collateral will be released as provided in Section 13.3, the Company and the Guarantors shall be released from all covenants and obligations under the Security Documents, and the Note Guarantees and the Security Documents in effect at such time will terminate.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 8.6 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. government obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1 Without Consent of Holders of the Notes.

Without the consent of any Holders, the Company, the Guarantors, the Trustee and the Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental to this Indenture and the Note Guarantees or amendments or supplements to the Security Documents for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in this Indenture, the Note Guarantees and the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(6) to add a Guarantor or to release a Guarantor in accordance with this Indenture;

(7) to cure any ambiguity, defect, omission, mistake or inconsistency;

(8) to conform the text of this Indenture, the Notes, the Guarantees or Security Documents to any provision of the “Description of Notes” in the Offering Memorandum to the extent that that such provision was intended to be a verbatim recitation of the corresponding provision in the “Description of Notes”;

(9) to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(10) to add additional collateral as security for the Notes or the Note Guarantees;

(11) to evidence the release and subordination of Liens in favor of the Collateral Agent in the Collateral as provided under Section 13.3, 13.7(k), or otherwise in accordance with the terms of this Indenture and the Security Documents; or

(12) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture.

SECTION 9.2 With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to this Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture, including the definitions herein, or amendments or supplements to the Security Documents; provided that (i) the consent of the Holders of not less than two-thirds of the aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes) shall be required for (x) any amendment to Section 4.9 and Section 4.17 hereof and (y) any amendment, supplement or waiver to modify the provisions in this Indenture dealing with Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders other than in accordance with this Indenture and the Security Documents and (ii) no such supplemental indenture or amendments or supplements to the Security Documents shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor (other than the provisions set forth in Section 4.10 and Section 4.13 hereof),

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) modify or change any provision of this Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby,

(6) release any Note Guarantees required to be maintained under this Indenture (other than in accordance with the terms of this Indenture), or

(7) release all or substantially all of the Collateral from the Liens securing the Notes and the Guarantees other than in accordance with the provisions of this Indenture and the Security Documents.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes on behalf of the Holders of all the Notes may consent (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes) to the waiver of any past default under this Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (other than any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notwithstanding anything to the contrary herein, no supplemental indenture shall modify or change any provision of this Indenture affecting the covenants of Parent without Parent’s prior written consent.

SECTION 9.3 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Company shall designate.

SECTION 9.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Company and Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE X

NOTE GUARANTEES

SECTION 10.1 Note Guarantees.

(a) Subject to this Article X, each Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

SECTION 10.2 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.1, each Guarantor agrees that a notation of such Note Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Note Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director or another authorized person) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Note Guarantee shall cease to be such officer, board member or director before the Note on which such Note Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Note Guarantee had not ceased to be such officer, board member or director.

Each Guarantor agrees that its Note Guarantee set forth in Section 10.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

SECTION 10.3 Severability.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4 Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

SECTION 10.5 Releases Following Sale of Assets.

Any Guarantor shall be released and relieved of any obligations under this Note Guarantee, and the Liens on its property pursuant to the Security Documents shall be released, (1) in connection with any sale or other disposition by the Company or any Subsidiary of the Company of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate, if the Company or the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the provisions of Section 4.10 hereof; or (2) in connection with any sale of all of the Equity Interests of a Guarantor by the Company or any Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) an Affiliate, if the Company applies the Net Cash Proceeds of that sale in accordance with the provisions of Section 4.10 hereof. Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

Except as set forth in Articles IV and V hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Any Guarantor not released from its obligations under this Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

SECTION 10.6 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.7 Future Guarantors.

Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.15 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 11.2 Notices.

Any notice or communication by the Company, any Guarantor, Parent, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Company, any Guarantor or Parent:

Toys “R” Us Property Company II, LLC

One Geoffrey Way

Wayne, NJ 07470

Facsimile: (973) 617-4006

Attention: Chief Financial Officer and General Counsel

If to the Trustee and/or Collateral Agent:

The Bank of New York Mellon

Corporate Finance Unit

101 Barclay Street, Floor 8W

New York, New York 10286

Facsimile: 212-815-5706

Attention: Toys “R” Us Property II - Trustee

The Company, the Guarantors, the Trustee and Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be sent electronically or mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so sent to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee or the Collateral Agent, which shall be effective only upon actual receipt.

If the Company mails or delivers a notice or communication to Holders, it shall mail or deliver a copy to the Trustee and each Agent at the same time.

SECTION 11.3 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.4 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.5 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.6 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.7 No Personal Liability of Directors, Officers, Employees, Stockholders and the Trustee.

No director, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee, this Indenture or the Security Documents of Parent under this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, member, general or limited partner or incorporator. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of the Notes and the Note Guarantees.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under this Indenture or of Parent under this Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

SECTION 11.8 Governing Law and Waiver of Jury Trial.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE SECURITY DOCUMENTS (TO THE EXTENT SET FORTH THEREIN) AND THE NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.9 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10 Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Note Guarantees and of Parent in this Indenture, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 11.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.13 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14 Qualification of Indenture.

(a) The Company and the Guarantors shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Guarantors and the Trustee) incurred in connection with the qualification of this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company and the Guarantors any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA. The TIA shall not apply to this Indenture prior to such qualification, and all references herein to compliance with the TIA refer to such compliance following any such qualification.

SECTION 11.15 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 11.16 Assignment of Prior Obligations.

The indebtedness evidenced by the Notes includes $68,785,955 of prior indebtedness of the Company under the CMBS Agreement which was assigned to Banc of America Securities LLC immediately prior to the issuance of the Notes. The terms of such prior indebtedness are hereby amended and restated in their entirety to be the same as the terms as the Notes, and such prior indebtedness shall hereafter be part of the indebtedness evidenced by the Notes, issued on the Issue Date, and all Obligations in respect of such prior indebtedness from and after the Issue Date shall be a part of, and solely arise and be enforced under, the Notes.

SECTION 11.17 Security Documents.

The Trustee, the Collateral Agent and the Holders agree with the Company that they are bound by the terms of the Security Documents.

ARTICLE XII

COVENANTS APPLICABLE TO DELAWARE

SECTION 12.1 Limitation on Restricted Payments.

Parent shall not permit Delaware or any of Delaware’s Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of Delaware’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Delaware payable in Equity Interests (other than Disqualified Stock) of Delaware, (B) dividends or distributions by a Restricted Subsidiary payable to Delaware or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that Delaware or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Delaware or any direct or indirect parent entity of Delaware held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation; or

(c) make any Investment that is not a Delaware Permitted Investment (“Restricted Investments”);

(all such payments and other actions set forth in these clauses (a) through (c) being collectively referred to as “Delaware Restricted Payments”), unless, at the time of and after giving effect to such Delaware Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Delaware Restricted Payment;

(2) Delaware would, at the time of such Delaware Restricted Payment and after giving pro forma effect thereto as if such Delaware Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Debt pursuant to the first paragraph of Section 12.2; and

(3) such Delaware Restricted Payment, together with the aggregate amount of all other Delaware Restricted Payments made by Delaware and its Restricted Subsidiaries after July 9, 2009 (including Delaware Restricted Payments permitted pursuant to clause (1) of the next succeeding paragraph but excluding any other Delaware Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Delaware for the period (taken as one accounting period) from August 2, 2009 to the end of Delaware’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Delaware Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the Board of Directors of Delaware, of property and marketable securities, received by Delaware after the Issue Date from the issue or sale of (x) Equity Interests of Delaware (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of Delaware and, to the extent actually contributed to Delaware, Equity Interests of Delaware’s direct or indirect parent corporations to members of management, directors or consultants of Delaware, any direct or indirect parent corporation of Delaware and the Subsidiaries of Delaware after the Issue Date to the extent such amounts have been applied to Delaware Restricted Payments made in accordance with clause (3) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Delaware Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, and (iii) Disqualified Stock or (y) debt securities of Delaware that have been converted into such Equity Interests of Delaware (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Delaware sold to a Restricted Subsidiary or Delaware, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) without duplication of any amounts included in clause (3) of the paragraph below and to the extent not already included in Consolidated Net Income, upon (A) the sale or other disposition (other than to Delaware or a Restricted Subsidiary) of Restricted Investments made by Delaware or its Restricted Subsidiaries after July 9, 2009 and repurchases and redemptions of such Restricted Investments from Delaware or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of Delaware or its Restricted Subsidiaries or (B) the sale (other than to Delaware or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, the lesser of (i) the amount of cash received or the fair market value, as determined in good faith of the Board of Directors of Delaware in the case of property and marketable securities, received after July 9, 2009 from such sale or disposition and (ii) the initial amount of such Restricted Investment or fair market value of such Unrestricted Subsidiary at the time of the original designation thereof, plus

(d) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Delaware or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Delaware or a Restricted Subsidiary, the lesser of (i) the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Delaware in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets and (ii) the fair market value of such Unrestricted Subsidiary at the time of the original designation thereof (other to the extent such Investment constituted a Permitted Investment), plus

(e) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Delaware, of property and marketable securities contributed to the capital of Delaware after July 9, 2009 (other than (i) by a Restricted Subsidiary, (ii) made in respect of any Disqualified Stock, (iii) made in respect of any Refunding Capital Stock and (iv) cash proceeds applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Delaware or any direct or indirect parent corporation of Delaware (“Retired Capital Stock”) in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or Delaware) of Equity Interests of Delaware or contributions to the equity capital of Delaware (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3) a Delaware Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Delaware or any of its direct or indirect parent corporations held by any present or former employee, director or consultant of Delaware, any Subsidiary or any of its direct or indirect parent corporations (or their permitted transferees, assigns, estates or heirs) upon death, disability or termination of employment, provided, however, that the aggregate amount of Delaware Restricted Payments made under this clause (3) does not exceed in any calendar year $15.0 million (with unused amounts in any calendar year carried forward and available under this clause (3) in the next calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Delaware and, to the extent contributed to Delaware, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of Delaware, any of its Subsidiaries or any of its direct or indirect parent corporations and any of their Subsidiaries that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by Delaware or its Restricted Subsidiaries after the Issue Date;

(4) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Delaware or any Restricted Subsidiary issued or incurred in accordance with Section 12.2 to the extent such dividends are included in the definition of Fixed Charges for such entity;

(5) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6) other Delaware Restricted Payments in an aggregate amount not to exceed $100.0 million;

(7) the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent Person of Delaware in amounts required for such Person to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of such Person;

(B) income taxes of such Person;

(C) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Person;

(D) general corporate overhead and operating expenses of such Person;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such Person;

(F) obligations under the Management Agreement (as in effect on the Issue Date);

(G) audit costs, professional fees and expenses and other costs incurred in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange);

(H) obligations under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, and

(I) trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of Delaware and its Restricted Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, Delaware and its Restricted Subsidiaries.

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Delaware; provided that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Delaware);

(9) the payment of dividends and other distributions to Parent necessary to pay interest expense in respect of Existing Parent Debt when due or any Debt incurred by Parent to refinance the Existing Parent Debt or any refinancing thereof (so long as such Debt does not have a Stated Maturity earlier than the Existing Parent Debt that is refinanced);

(10) the payment of dividends and other distributions, or making of loans, to Parent to fund the redemption or other repayment of Existing Parent Debt or Debt of Subsidiaries of Parent existing on the Issue Date or Debt that refinances any such existing Parent or Subsidiary Debt, so long as Delaware’s Total Leverage Ratio is less than 4.75x; or

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Delaware or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided that at the time of, and after giving effect to, any Delaware Restricted Payment permitted under clauses 6 and 10 of this Section 12.1, no Event of Default under clause (9) of Section 6.1 shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Delaware Restricted Payments (other than cash) will be the fair market value on the date of the Delaware Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Delaware or such Subsidiary, as the case may be, pursuant to the Delaware Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of Delaware. Such determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $40.0 million.

As of the Issue Date, all of Delaware’s Subsidiaries (including the Company) will be Restricted Subsidiaries. Delaware will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Delaware and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Delaware Restricted Payments in an amount determined as set forth in the preceding paragraph. Such designation will be permitted only if a Delaware Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Delaware Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 12.1 may be in the form of a loan.

If Delaware or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of Parent, would be permitted under this Section 12.1, such Restricted Payment shall be deemed to have been made in compliance with this Section 12.1 notwithstanding any subsequent adjustment made in good faith to Delaware’s financial statements.

SECTION 12.2 Incurrence of Debt and Issuance of Preferred Stock.

Parent shall not cause or permit Delaware or any of Delaware’s Restricted Subsidiaries to, directly or indirectly, Incur any Debt (including Acquired Debt) and will not permit any of Delaware’s Restricted Subsidiaries to issue any shares of Preferred Stock; provided that Delaware and any Restricted Subsidiary may Incur Debt (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of Delaware and its Restricted Subsidiaries (on a consolidated combined basis) for Delaware’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Debt is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this Section 12.2 will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence by Delaware or a Restricted Subsidiary of Debt under Credit Facilities together with the incurrence by Delaware or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to $2,500 million outstanding at any one time, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Debt thereunder with net proceeds from asset sales;

(2) the Notes and the Existing Debt (other than Debt under the Credit Agreement as described in clause (1));

(3) Debt (including Capitalized Lease Obligations) or Preferred Stock incurred by Delaware or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Debt, then outstanding and incurred pursuant to this clause (3) does not exceed $250.0 million;

(4) Debt incurred by Delaware or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;

(5) Debt arising from agreements of Delaware or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that in the case of a disposition, the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Delaware and any Restricted Subsidiaries in connection with a disposition;

(6) Debt of Delaware owed to and held by any Restricted Subsidiary or Debt of a Restricted Subsidiary owed to and held by Delaware or any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to Delaware or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Debt by the issuer thereof;

(7) shares of Preferred Stock of a Restricted Subsidiary issued to Delaware or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Delaware or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(8) Hedging Obligations of Delaware or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Debt that is permitted by the terms of this Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices or otherwise entered into in the ordinary course of business;

(9) obligations in respect of performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees provided by Delaware or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10) Debt of Delaware or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Debt and Preferred Stock then outstanding and incurred pursuant to this clause (10), does not at any one time outstanding exceed $100.0 million;

(11) any guarantee by Delaware or a Restricted Subsidiary of Debt or other obligations of Delaware or any Restricted Subsidiary so long as the incurrence of such Debt or other obligations incurred by such Restricted Subsidiary is permitted under the terms of this Indenture;

(12) the incurrence by Delaware or any Restricted Subsidiary of Debt or Preferred Stock that serves to refund or refinance any Debt incurred as permitted under the first paragraph of this covenant and clause (2) above and this clause (12) or any Debt issued to so refund or refinance such Debt including additional Debt incurred to pay accrued interest, premiums and fees and expenses in connection therewith (the “Refinancing Debt”) prior to its respective maturity; provided that such Refinancing Debt (A) has a weighted average life to maturity at the time such Refinancing Debt is incurred which is not less than the weighted average life to maturity of the Debt being refunded or refinanced, (B) shall not include Debt or Preferred Stock of Delaware or a Restricted Subsidiary that refinances Debt or Preferred Stock of an Unrestricted Subsidiary, and (C) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Debt being refunded or refinanced;

(13) Debt arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(14) Debt consisting of promissory notes issued by Delaware or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Delaware or any of its direct or indirect parent corporations permitted by Section 12.1;

(15) Debt of Delaware or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business or take or pay obligations contained in supply agreements incurred in the ordinary course of business;

(16) Debt of Delaware or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) Debt consisting of deferred purchase price or notes issued to officers, directors and employees of Restricted Subsidiaries to purchase or redeem equity interests (or option or warrants or similar instruments) of Delaware or a Restricted Subsidiary;

(18) Debt issued as consideration for the repurchase or redemption of Capital Stock (other than Disqualified Stock) of Parent in transactions to repurchase or redeem Capital Stock (other than Disqualified Stock) of Parent (or its direct parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service; and

(19) guarantees constituting Investments permitted under the terms of this Indenture.

For purposes of determining compliance with this Section 12.2, in the event that an item of proposed Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this Section 12.2, Delaware will be permitted to classify and later reclassify such item of Debt or Preferred Stock in any manner that complies with this Section 12.2, and such item of Debt or Preferred Stock will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Debt or Preferred Stock will not be deemed to be an incurrence of Debt or Preferred Stock for purposes of this Section 12.2.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Debt where the Debt incurred is denominated in a different currency, the amount of such Debt will be the U.S. dollar equivalent determined on the date of the incurrence of such Debt; provided that if any such Debt denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Debt incurred in the same currency as the Debt being refinanced will be the U.S. Dollar Equivalent of the Debt being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Debt will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Debt exceeds the principal amount of the Debt being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Debt is incurred. The maximum amount of Debt that Delaware and its Restricted Subsidiaries may incur pursuant to Section 12.2 shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 12.3 Provision of Financial Information.

Whether or not required by the Commission so long as any Notes are outstanding, Parent shall furnish to the Holders of Notes, and make available on a public website, or file with the Commission through the Commission’s IDEA System (f/k/a/ EDGAR) (or any successor system), within the time periods specified in the Commission’s rules and regulations for non-accelerated filers, all quarterly and annual financial statements of Delaware that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Delaware were required to file such Forms, and with respect to the annual financial statements only, a report on the annual financial statements, a report on the annual financial statements by Delaware’s certified independent accountants.

In the event that any direct or indirect parent company of Delaware becomes a guarantor of the Master Lease, Parent may satisfy its obligations under this Section 12.3 by furnishing financial statements with respect to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Delaware and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, in accordance with the requirements of Form S-11, S-4 or S-3, as applicable, with such financial statements that satisfy Regulation S-X of the Securities Act.

Parent will also hold a quarterly conference call to discuss the financial results of Delaware with holders of the Notes, beginning with a discussion of the quarter ending October 31, 2009. Such conference call may be part of or separate from any conference call relating to the financial results of Parent or any of its Subsidiaries(including for the avoidance of doubt, the conference call of the Company contemplated by Section 4.3). The conference call will not be later than five business days from the date on which the financial information of Delaware is filed or otherwise made available to holders of the Notes in accordance with this Indenture. No fewer than two days prior to the conference call, Parent shall issue a press release to the appropriate wire services announcing the time, date and access details of such conference call.

SECTION 12.4 Suspension of Covenants Applicable to Delaware.

Beginning on the date that:

(1) one or both of Parent or Delaware has Investment Grade Ratings from both Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the “Reversion Date”) that neither Parent nor Delaware possesses Investment Grade Ratings from both Rating Agencies (such period of time, the “Suspension Period”), Section 12.1 and Section 12.2 shall not apply. During a Suspension Period, Parent’s Board of Directors may not designate any of Delaware’s Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Debt incurred by Delaware and its Restricted Subsidiaries during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Debt (to the extent such Debt would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Debt would not be permitted to be incurred pursuant to the Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Debt, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Debt under clause (2) of the definition of Permitted Debt and permitted to be refinanced under clause (12) of the definition of Permitted Debt.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

SECTION 12.5 Corporate Existence.

Parent shall cause Delaware to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate in accordance with its organizational documents (as the same may be amended from time to time) and the rights (charter and statutory), licenses and franchises of Delaware; provided that Delaware shall not be required to preserve any such right, license or franchise, or the corporate existence, if the Board of Directors of Delaware shall determine that the preservation thereof is no longer desirable in the conduct of the business of Delaware, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 12.6 Books and Records.

Parent shall cause Delaware to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions of Delaware, in accordance with GAAP.

ARTICLE XIII

SECURITY

SECTION 13.1 Security Documents; Additional Collateral; Post-Closing Matters.

(a) Security Documents. In order to secure the due and punctual payment of the Obligations, the Company, each Guarantor party hereto, the Collateral Agent and the other parties thereto have simultaneously with the execution of this Indenture have entered into or, in accordance with the provisions of Section 4.15, Section 4.19, Section 4.21 and this Article XIII, will enter into the Security Documents and complete actions required to create and perfect all of the Liens on the Collateral and the Mortgaged Property in such form and substance as shall be reasonably satisfactory to the Collateral Agent. In the event of a conflict between the terms of this Indenture and the Security Documents, this Indenture shall control.

The Company shall, and shall cause each Subsidiary to, and each Subsidiary shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and take all other actions as are reasonably necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company) the security interest created by the Security Documents in the Collateral as a perfected first priority security interest subject only to Permitted Liens.

(b) Additional Collateral. Concurrently with the acquisition after the Issue Date by the Company or any Guarantor of any property constituting Collateral (but, in all cases, other than Excluded Assets):

(i) To the extent necessary to perfect the Collateral Agent’s Lien on the Collateral, the Company or such Guarantor, as the case may be, and the Collateral Agent shall enter into such amendments or supplements to the Security Documents or such additional Mortgages (in each case in registrable or recordable form) and other Security Documents, and, at or prior to the times required by this Indenture, the Company shall cause such amendments, supplements, mortgages and other Security Documents to be filed and recorded in all such governmental offices as shall be necessary in order to grant and create a valid first priority Lien on and security interest in such after-acquired property in favor of the Collateral Agent (subject to no Liens except Permitted Liens) and the Company shall complete all other actions necessary to perfect the Collateral Agent’s Lien on such property in accordance with the provisions hereof,

(ii) in the case of additional Collateral which constitutes Real Property, the Company or Guarantor, as the case may be, shall also deliver (in the case of clause (I) below, use commercially reasonable efforts to deliver) to the Collateral Agent the following:

(A) policies or certificates of insurance covering such Real Property, which policies or certificates, in the case of liability insurance coverage, shall reflect the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, as additional insured and mortgagee;

(B) a policy of title insurance or commitment to issue such a policy having the effect of a policy of title insurance insuring (or committing to insure) the Lien of the new Mortgage to be recorded against such Real Property as a valid and enforceable first priority mortgage or deed of trust lien on the Mortgaged Property described therein, which reasonably assures the Collateral Agent that the Mortgage on such Real Property is a valid and enforceable mortgage lien on such Real Property, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policy shall include such coinsurance and re-insurance arrangements as substantially similar to those delivered to the Collateral Agent under this Indenture;

(C) proper fixture filings under the Uniform Commercial Code on Form UCC-1 for filing under the Uniform Commercial Code in the appropriate jurisdiction in which such Real Property is located, desirable to perfect the security interests in fixtures purported to be created by the Security Documents in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders;

(D) proper financing statements on Form UCC-1 for filing under the Uniform Commercial Code with the secretary of state of the state in which the Company or Guarantor, as applicable, is located, to perfect the security interests in personal property purported to be created by the Security Documents in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders;

(E) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title company to issue the Mortgage Policies, endorsements and coverages contemplated above;

(F) evidence of payment by the Company of all mortgage policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents, fixture filings and issuance of the mortgage policies referred to above;

(G) an opinion, addressed to the Collateral Agent, of local counsel in each state where a Mortgage is delivered after the Issue Date in form and substance substantially similar to the local counsel opinions delivered on the Issue Date to the extent the fair market value (as reasonably determined by the Company) of any parcel of Real Property exceeds $7.5 million;

(H) copies of all notices delivered to the lessor under each ground lease (if any) relating to such Real Property, solely with respect to (x) the Company’s or such Guarantor’s compliance under the terms of each ground lease with the applicable provisions of such lease concerning notification to the lessor thereunder of the Company or Guarantor entering into the transactions contemplated by this Section 13.1, and (y) such notice affording the Collateral Agent all of the benefits and protections of a mortgagee lender, as set forth in the ground lease; and

(I) UCC-3 termination statements, mortgage releases and other similar lien releases relating to the release of existing liens (other than Permitted Liens), if applicable.

The Lien of the Security Documents encumbering additional Collateral which constitutes Real Property in any such jurisdiction that imposes a mortgage recording tax will be limited to 125% of its allocated portion of the Notes (as reasonably determined by the Company).

SECTION 13.2 Recording, Registration and Opinions.

To the extent required by Section 314(b)(2) of the TIA, the Company shall furnish to the Trustee at least thirty (30) days prior to the anniversary of the Issue Date in each year an Opinion of Counsel, dated as of such date, either (i) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens or security interests, and such opinion in the case of clause (i) or (ii) above may refer to prior Opinions of Counsel and contain customary assumptions, qualifications and exceptions and may rely on an Officers’ Certificate of the Company and prior Opinions of Counsel.

SECTION 13.3 Releases of Collateral.

The Liens securing the Notes will automatically and without the need for any further consent by the Holders, the Trustee or the Collateral Agent or any other action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a) satisfaction and discharge of this Indenture in accordance with Section 8.2 hereof; or

(b) a legal defeasance or covenant defeasance of this Indenture in accordance with Article VIII hereof;

(3) in part, as to any property or any portion thereof that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by this Indenture at the time of such transfer or disposition (including, without limitation, in compliance with Section 4.10) or (b) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee;

(4) as to any property or group of properties being disposed of in one or a series of related transactions that constitutes all or substantially all of the Collateral securing the Notes, with the consent of each Holder;

(5) as to any property or group of properties being disposed of in one or a series of related transactions that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; and

(6) in part, in accordance with the applicable provisions of the Security Documents.

SECTION 13.4 Form and Sufficiency of Release.

In the circumstances described in Section 13.3, the Trustee and Collateral Agent shall execute and deliver such satisfactions, re-assignments, discharges, releases and similar instruments and certificates to evidence or effectuate such release and the removal of record of any Liens in favor of the Trustee or Collateral Agent in respect of the Collateral and/or such assignments of the Security Documents, in whole or in part, to such Person or Persons as the Company may designate and shall take such other steps, in each case as the Company may reasonably request in each instance at the sole cost and expense of the Company and provided any such release shall be made without recourse to the Trustee or Collateral Agent, as applicable. Prior to executing any such document, the Trustee or Collateral Agent shall be entitled to receive an Officers’ Certificate and Opinion of Counsel to the effect that such release complies with Section 13.3 and specifying the provision in Section 13.3 pursuant to which such release is being made (upon which the Trustee and Collateral Agent may exclusively and conclusively rely).

SECTION 13.5 Possession and Use of Collateral; Cash and Cash Equivalents.

Subject to the provisions of the Security Documents, the Company and the Guarantors shall have the right to remain in possession and retain exclusive control of and to exercise all rights with respect to the Collateral, to freely operate, manage, develop, lease, use, consume and enjoy the Collateral, to alter or repair any Collateral so long as such alterations and repairs do not impair the Lien of the Security Documents thereon, and to collect, receive, use, invest and dispose of the reversions, remainders, interest, rents, lease payments, issues, profits, revenues, proceeds and other income thereof, including, without limitation, to effect transactions permitted under Section 4.10 and Section 5.1. Notwithstanding anything to the contrary contained in this Indenture or any Security Document, the Company or any Guarantor shall be permitted to use any cash or Cash Equivalents in any manner not prohibited by this Indenture at the time of such use. In addition, the Company or the applicable Guarantor may collect and receive any amounts payable in connection with an Event of Loss and use such amounts in accordance with this Indenture, the Master Lease and any Non-Toys Lease and, at the request of the Company or the applicable Guarantor, the Collateral Agent will execute and deliver to condemnors, insurance carriers and other parties such instruments as the Company or such Guarantor may reasonably request to confirm such rights.

SECTION 13.6 Reports and Certificates Relating to Collateral.

(a) From the date on which this Indenture is qualified under the TIA, to the extent applicable, the Company shall cause Section 313(b)(1) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b) Any release of Collateral permitted by Section 13.3 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof. From the date on which this Indenture is qualified under the TIA, any certificate or opinion required under Section 314(d) of the TIA may be made by an officer or legal counsel, as applicable, of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Company.

(c) From the date on which this Indenture is qualified under the TIA, notwithstanding anything to the contrary in this Section 13.6, the Company and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of the TIA if they reasonably determine that under the terms of Section 314(d) of the TIA or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to any release or series of releases of Collateral.

SECTION 13.7 Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designate and appoints the Collateral Agent as the collateral agent under this Indenture and the Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. The Holders of the Notes also agree that the Collateral Agent shall be entitled to the rights, privileges, protections, immunities, and benefits provided to the Collateral Agent by the Security Documents. Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee and the Collateral Agent to enter into and perform the Security Documents in each of its capacities thereunder. The Collateral Agent agrees to act as such on the express conditions contained in this Section 13.7. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the Security Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent shall not be construed to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture or the Security Documents, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any discretionary actions which the Collateral Agent is expressly entitled to take or assert under this Indenture and the Security Documents, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Collateral Agent may execute any of its duties under this Indenture and the Security Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without negligence or willful misconduct.

(c) None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own negligence or willful misconduct) or under or in connection with any Security Document or the transactions contemplated thereby (except for its own negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor, contained in this Indenture or any indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or any other indenture, the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or any other indenture or the Security Documents, or for any failure of the Company or any Guarantor or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or any other indenture or the Security Documents or to inspect the properties, books or records of the Company or any Guarantor.

(d) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 13.7); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(e) A resignation or removal of the Collateral Agent and appointment of a successor Collateral Agent shall become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section 13.7(e). The Collateral Agent may resign in writing at any time by so notifying the Company and the Trustee at least 30 days prior to the proposed date of resignation. The Company may remove the Collateral Agent if: (i) the Collateral Agent is removed as Trustee under this Indenture; (ii) the Collateral Agent fails to meet the requirements for being a Trustee under Section 7.10 (prior to the discharge or defeasance of this Indenture); (iii) the Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Collateral Agent under any Bankruptcy Law; (iv) a custodian or public officer takes charge of the Collateral Agent or its property; or (v) the Collateral Agent becomes incapable of acting. If the Collateral Agent resigns or is removed or if a vacancy exists in the office of Collateral Agent for any reason, the Company shall promptly appoint a successor Collateral Agent which complies with the eligibility requirements contained in this Indenture. If a successor Collateral Agent does not take office within 10 days after the retiring Collateral Agent resigns or is removed, the retiring Collateral Agent, the Company or the holders of at least 25% in principal amount of the then outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and the duties of the Collateral Agent under this Indenture and the Security Documents. The successor Collateral Agent shall mail a notice of its succession to the Trustee. The retiring Collateral Agent shall promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent, provided that all sums owing to the Collateral Agent hereunder have been paid. Notwithstanding replacement of the Collateral Agent pursuant to this Section 13.7(e), the Company’s obligations under this Section 13.7 and Section 13.12 shall continue for the benefit of the retiring Collateral Agent.

(f) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, negligence or bad faith.

(g) The Trustee, as such and as Collateral Agent, is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee and Collateral Agent to (i) enter into the Security Documents, (ii) bind the Holders on the terms as set forth in the Security Documents and (iii) perform and observe its obligations under the Security Documents.

(h) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(i) The rights, privileges, protections and benefits given to the Collateral Agent, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(j) With respect to Collateral which constitutes Real Property located in the state of Alabama, the Trustee, as such and as Collateral Agent, is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee and Collateral Agent to execute on behalf of the Holders the Petition for Ascertainment of Mortgage Tax to be filed with the applicable probate court in Alabama.

(k) The Trustee, as such and as Collateral Agent, is authorized to enter into (x) collateral recognition and collateral access agreements and other similar documents with creditors (or agents on their behalf) of Delaware or other parties under leases with the Company; provided that no such agreement shall affect the scope or priority of the Lien on the Collateral or conflict with any other provisions of this Indenture or the Security Documents and (y) in connection with any Permitted Liens described in clause (5) of the definition thereof, such instruments as the Company or such Guarantor may reasonably request to subordinate the Lien on the Collateral to such Permitted Lien; provided that the Trustee shall have received an Officer’s Certificate stating that the Permitted Lien which is the subject of such instrument is a Permitted Lien described in clause (5) of the definition thereof.

SECTION 13.8 Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 13.4 have been satisfied.

SECTION 13.9 [Reserved].

SECTION 13.10 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents to the Trustee, to apply such funds as provided in Section 6.10.

SECTION 13.11 Powers Exercisable by Receiver or Collateral Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Company or any Guarantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any Guarantor, as applicable, or of any officer or officers thereof required by the provisions of this Article XIII.

SECTION 13.12 Compensation and Indemnification.

The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.7 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

TOYS “R” US PROPERTY COMPANY II, LLC
(formerly known as Giraffe Properties, LLC).

By:
Name:
Title:

TOYS “R” US, INC. (with respect to Article XII and provisions related thereto only)

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

EXHIBIT A

FORM OF 8.50% SENIOR SECURED NOTE DUE 2017

(Face of Note)

8.50% Senior Secured Notes due 2017

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Restricted Notes Legend]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Regulation S Temporary Global Note Legend]

[Insert the Regulation S Temporary Global Note Legend from Section 2.6(e)(iv), if applicable, pursuant to the provisions of the Indenture]

[Original Issue Discount Legend]

[Insert the Original Issue Discount Legend, if applicable, pursuant to the provisions of the Indenture]

TOYS “R” US PROPERTY COMPANY II, LLC

8.50% SENIOR SECURED NOTES DUE 2017

No. ____	144A CUSIP: 89236M AA8
144A ISIN: US89236MAA80

REG S CUSIP: U8925E AA9
REG S ISIN: USU8925EAA92

TOYS “R” US PROPERTY COMPANY II, LLC (formerly known as Giraffe Properties, LLC) promises to pay to             , or registered assigns, the principal sum                 of Dollars ($             ), [as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Note,]1 on December 1, 2017.

Interest Payment Dates: June 1 and December 1, beginning June 1, 2010.

Record Dates: May 15 and November 15.

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	To be included in Global Notes only.

In WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated: November 20, 2009

TOYS “R” US PROPERTY COMPANY II, LLC

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Notes referred to in the within-mentioned Indenture: Dated: November 20, 2009 THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

(Reverse of Note)

8.50% Senior Secured Notes due 2017

TOYS “R” US PROPERTY COMPANY II, LLC

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

(a) Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC), a Delaware Limited Liability Company, or its successor (together, the “Company”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate. The Company will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2010 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including November 20, 2009; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after November 20, 2009), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the May 15 and November 15 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes in an aggregate principal amount in excess of $5,000,000 the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Company issued the Notes under an Indenture, dated as of November 20, 2009 (the “Indenture”), among the Company, Parent, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and, subject to the terms of the Indenture, those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes issued on the Issue Date are senior secured Obligations of the Company limited to $725,000,000 in aggregate principal amount. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes will be unconditionally guaranteed on a senior basis by any future Guarantors.

(5) Optional Redemption.

(i) The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after December 1, 2013 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on December 1 of the years indicated below:

2013	104.250%
2014	102.125%
2015 and thereafter	100.000%

(ii) Prior to December 1, 2013, the Company may redeem during each 12-month period commencing with December 1, 2009 up to 10% of the aggregate principal amount of the Notes issued on the Issue Date (or any exchange Notes therefore) at its option, from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date).

(iii) In addition, at any time prior to December 1, 2013, the Company may redeem the Notes, in whole or in part, at a Redemption Price equal to the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(iv) In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to December 1, 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a Redemption Price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that at least 65% of the principal amount of Notes remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

(6) Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, the Company will make an Offer to Purchase for all of the outstanding Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to but not including the date of purchase. Within 60 days following any Change of Control, the Company will mail or deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control setting forth the procedures governing the Change of Control Offer required by the Indenture.

(b) Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase the Notes.

(c) Holders of the Notes that are the subject of an Offer to Purchase will receive notice of an Offer to Purchase pursuant to an Asset Sale or a Change of Control from the Company prior to any related Purchase Date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8) Notice of Redemption. Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof), unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on the Notes or portions hereof called for redemption. If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the Depository Trust Company, Euroclear and/or Clearstream procedures as applicable).

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect, omission or mistake or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes or to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA.

(12) Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company as set forth in the Indenture, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

(13) Security. This Note and the Guarantees hereof are secured by the Collateral as set forth in the Indenture and the Security Documents. Each holder of this Note, by acceptance hereof, hereby (i) designates and appoints the Collateral Agent as its collateral agent under the Indenture and the Security Documents, and (ii) irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of the Indenture and the Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Indenture and the Security Documents, together with such powers as are reasonably incidental thereto.

(14) Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(15) No Recourse Against Others. No director, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Company, the Guarantors or any of their respective Subsidiaries, or Parent or its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Guarantee or the Indenture or Parent under the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, member, general or limited partner or incorporator. Each Holder of the Notes by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of the Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or Parent under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, IF ANY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY

[(20) Additional Rights of Holders of Restricted Notes. Pursuant to, but subject to the exceptions in, the Registration Rights Agreement, the Company will be obligated to consummate an Exchange Offer pursuant to which the Holder of this Note shall have the right to exchange this Note for a 8.50% Senior Secured Note due 2017 of the Company which shall have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to this Note (except that such note shall not be entitled to Additional Interest). The Holders shall be entitled to receive certain Additional Interest in the event the such exchange offer is not consummated or the Notes are not offered for resale and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.]2

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Toys “R” Us Property Company II, LLC

One Geoffrey Way

Wayne, NJ 07470

Facsimile: (973) 617-4006

Attention: Chief Financial Officer and General Counsel

[2]	To be included in Restricted Notes only.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

_____________________________

(Insert assignee’s soc. sec. or tax I.D. no.)

_____________________________

_____________________________

_____________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: __________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee: ___________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Toys “R” Us Property Company II , LLC pursuant to Section 4.10 (Asset Sale) or 4.13 (Change of Control) of the Indenture, check the box below:

☐ Section 4.10             ☐ Section 4.13

If you want to elect to have only part of the Note purchased by Toys “R” Us Property Company II , LLC pursuant to Section 4.10 or 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date: ____________________	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification Number: _______________________

Signature guarantee: ______________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OR REGISTRATION

OF RESTRICTED NOTES

Toys “R” Us Property Company II, LLC

One Geoffrey Way

Wayne, NJ 07470

Attention: Chief Financial Officer and General Counsel

The Bank of New York Mellon

Corporate Finance Unit

101 Barclay Street, Floor 8W

New York, New York 10286

Attention: Toys “R” Us Property II - Trustee

Re:	Toys “R” Us Property Company II , LLC 8.50% Senior Secured Notes due 2017

Reference is hereby made to that certain Indenture dated November 20, 2009 (the “Indenture”) among Toys “R” Us Property Company II , LLC (“the Company”), the Guarantors party thereto from time to time after the Issue Date, Toys “R” Us, Inc. and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $ __________ principal amount of Notes held in (check applicable space) ________ book-entry or ________________ definitive form by the undersigned.

The undersigned ____________________ (transferor) (check one box below):

☐     hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.6 of the Indenture;

☐     hereby requests the Trustee to exchange or register the transfer of a Note or Notes to ___________ (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(d) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1)     ☐     to the Company or any of its subsidiaries, subject to Section 2.6 of the Indenture; or

(2)     ☐     inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)     ☐     outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder; or

(4)      ☐     pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature Guarantee: ____________________________

(Signature must be guaranteed by a participant

in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

Dated:	___________________

NOTICE: To be executed by an executive officer

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 8.50% Senior Secured Notes due 2017 have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

Each Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under that certain Indenture, dated as of November 20, 2009, by and among Toys “R” Us Property Company II , LLC (“the Company”), the Guarantors party thereto from time to time after the Issue Date, Toys “R” Us, Inc., the Trustee and Collateral Agent (as amended and supplemented from time to time, the “Indenture”) and any additional Guarantors) has guaranteed the 8.50% Senior Secured Notes due 2017 (the “Notes”) and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the Notes of the Company, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (iii) the payment of any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Note Guarantee or the Indenture, all in accordance with the terms set forth in Article X of the Indenture.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Note Guarantee.

No stockholder, employee, officer, director or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Note Guarantee by reason of his or its status as such stockholder, employee, officer, director or incorporator.

This is a continuing Note Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Note Guarantee of payment and not of collection.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Note Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

B-1

THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of ____________________

[NAME OF GUARANTOR]

By:
Name: Title:

B-2

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Toys “R” Us Property Company II , LLC

One Geoffrey Way

Wayne, NJ 07470

Attention: Chief Financial Officer and General Counsel

The Bank of New York Mellon

Corporate Finance Unit

101 Barclay Street, Floor 8W

New York, New York 10286

Attention: Toys “R” Us Property II - Trustee

Re:	Toys “R” Us Property Company II , LLC 8.50% Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $                 aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and Toys “R” Us Property Company II , LLC are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee: __________________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-1

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

Toys “R” Us Property Company II , LLC

One Geoffrey Way

Wayne, NJ 07470

Attention: Chief Financial Officer and General Counsel

The Bank of New York Mellon

Corporate Finance Unit

101 Barclay Street, Floor 8W

New York, New York 10286

Attention: Toys “R” Us Property II - Trustee

Re:	Toys “R” Us Property Company II , LLC 8.50% Senior Secured Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

Toys “R” Us Property Company II , LLC and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee: __________________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE I

Post-Closing Deliverables

(i) with respect to each Mortgage encumbering the Mortgaged Property located in the state of Alabama, a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) in form and substance substantially similar to the Mortgage Policies (each, a “Alabama Mortgage Policy”) insuring (or committing to insure) the lien of such Mortgage as a valid and enforceable first priority mortgage or deed of trust lien on the Mortgaged Property described therein, which reasonably assures the Collateral Agent that the Mortgage on such Mortgaged Property is valid and enforceable mortgage lien on the Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens and such Alabama Mortgage Policy shall include such title endorsements as affirmative coverage, co-insurance, and re-insurance arrangements as substantially similar to those delivered on the Issue Date;

(ii) with respect to each Mortgaged Property located in the state of Alabama, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title company to issue the Mortgage Policies, endorsements and coverages contemplated above; and

(iii) evidence reasonably acceptable to the Collateral Agent of payment by the Company of all Alabama Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents for Mortgaged Properties located in Alabama, fixture filings and issuance of the Alabama Mortgage Policies referred to above.

Schedule I-1